Exhibit 99.1

RYAM Raises $700 million of Debt to Refinance its Capital Structure

JACKSONVILLE, Fla., October 29, 2024 - Rayonier Advanced Materials Inc. (NYSE: RYAM) (the “Company” or “RYAM”), the global leader in High Purity Cellulose, announced it has raised $700 million in aggregate principal amount of secured term loan financing (the “Term Loan”) from funds managed by Oaktree Capital Management, L.P., as lead lender, as well as certain affiliates and managed funds of Silver Point Capital, L.P. and Blue Torch Capital LLC.  Proceeds from the Term Loan, along with cash from the Company’s balance sheet, are expected to be used to purchase, defease and redeem RYAM’s existing 2026 senior secured notes, to repay RYAM’s existing 2027 secured term loan financing in full and to pay related fees and expenses.

“We are pleased to have completed this important financing step for RYAM, which strengthens our capital structure and preserves the flexibility to execute our long-term business strategy,” said De Lyle Bloomquist, RYAM’s President and Chief Executive Officer.  “Importantly, this new debt structure allows us to meet our obligations while also providing the flexibility to deleverage and to opportunistically make strategic investments that will fuel the growth of our biomaterials strategy.”

The Term Loan will initially accrue interest at an annual rate equal to three-month Term SOFR plus an initial spread of 7 percent, subject to adjustment based on the Company’s consolidated net secured debt to covenant EBITDA ratio.  The Term Loan will mature in five years.  The Company may, with modest call premiums, voluntarily prepay the Term Loan, subject to an additional make-whole premium for the first eighteen months, followed by a 2 percent premium during the next six months and a 1 percent premium for the twelve months thereafter.  The Company may prepay the Term Loan at par after 36 months. The Company will be required to maintain an initial consolidated net secured debt to covenant EBITDA ratio of no greater than 5.00 times through fiscal 2025, 4.75 times during fiscal 2026 and 4.50 times during fiscal 2027 and thereafter.

“The Term Loan allows RYAM to benefit from declining interest rates, as expected in the near-term. The interest rate will further decline as our net secured leverage moves below 2.50 times covenant EBITDA.  The spread will decrease by half of a percent once this condition is met.  With modest call premiums, we will also have the flexibility to repay the debt in the medium term as financial metrics continue to improve and markets recognize the value of RYAM. This successful financing transaction reinforces our commitment to creating long-term value for our shareholders and further establishes RYAM as a leader in the sustainable materials sector,” concluded Mr. Bloomquist.

Houlihan Lokey served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal counsel to RYAM on this transaction.  Sullivan & Cromwell LLP acted as legal counsel to the lead lender.  Additional details of the transaction will be issued in a Form 8-K filed with the SEC.

About RYAM

RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading high purity cellulose products, are also used to produce biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2023. More information is available at www.RYAM.com.

Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal, or other outcomes, including business and market conditions, outlook, and other similar statements relating to Rayonier Advanced Materials’ or future or expected events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “anticipate,” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events, and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained. It is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.